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                                                                      Exhibit 10


                                VOTING AGREEMENT

         THIS VOTING AGREEMENT dated as of March 3, 2000 (this "AGREEMENT"), is entered into by the undersigned stockholder ("Stockholder") of Data Transmission Network Corporation, a Delaware corporation ("DTN"), and VS&A Communications Partners III, L.P., a Delaware limited partnership ("ACQUIROR").

                                    RECITALS

         A. As of the date of this Agreement, Stockholder is the owner of the number of shares of the common stock, par value $0.001, of DTN ("DTN COMMON STOCK") as is set forth below Stockholder's name on the signature page of this Agreement (the "SUBJECT SHARES").

         B. Acquiror is contemplating the acquisition of DTN by means of a cash tender offer for up to 100% of the outstanding shares of DTN Common Stock at a price of $29.00 per share (the "TENDER OFFER"), followed by a cash merger, if necessary, to acquire all of the remaining shares of outstanding DTN Common Stock (the "MERGER"), all pursuant to the terms of an Agreement and Plan of Merger between Acquiror and DTN (the "MERGER AGREEMENT").

         C. Acquiror is unwilling to initiate the Tender Offer unless holders of greater than 50.1% of the outstanding DTN Common Stock enter into an agreement substantially in the form of this Agreement.

         NOW, THEREFORE, in consideration of the covenants and agreements of the parties herein contained, the sufficiency of which is hereby acknowledged, and as an inducement to Acquiror to initiate the Tender Offer, the parties hereto, intending to be legally bound, hereby agree as follows:

         SECTION 1. REPRESENTATIONS AND WARRANTIES. Stockholder represents and warrants that as of the date hereof he owns the Subject Shares. Stockholder represents that he has delegated to Wanger Asset Management, L.P., Stockholder's investment adviser, the power to vote the Subject Shares, subject to Stockholder's retained power to direct Wanger Asset Management, L.P. as to the voting of the Subject Shares. Stockholder shall cause Wanger Asset Management, L.P. to take such action (including, if applicable, voting in the manner provided in this Agreement) as may be necessary to carry out Stockholder's obligations under this Agreement.

         SECTION 2. TENDER OR VOTING OF SUBJECT SHARES. (a) If on or prior to March 3, 2000, Acquiror and DTN enter into the Merger Agreement and holders of greater than 50.1% of the outstanding shares of DTN Common Stock enter into agreements substantially in the form of this Agreement with Acquiror, then Stockholder agrees that he will either (i) tender the Subject Shares to Acquiror in response to the Tender Offer or (ii) vote the Subject Shares in favor of the Merger and the Merger Agreement (or, if not all of the Subject Shares are purchased in the Tender Offer, he shall vote the remaining Subject Shares in favor of the Merger and the Merger Agreement). In addition, Stockholder shall not tender any of the Subject Shares in response to a tender offer by any third party.

                      (b) Stockholder shall not transfer or permit the transfer of any of the Subject Shares to a third party transferee unless as a condition of such transfer the third party transferee executes a voting agreement substantially in the form of this Agreement, and any such voting agreement shall be deemed a supplement to this Agreement to which all Subject Shares then or thereafter acquired by the third party transferee shall be subject.

                      (c) Stockholder shall not grant any proxy or power of attorney or similar authorization with respect to any of the Subject Shares or take any other action that is inconsistent with or that would limit or interfere with his obligations under this Agreement.

                      (d) Stockholder authorizes the Company and Acquiror to publish and disclose in the documents relating to the Tender Offer and the Merger (including all documents filed with the Securities and Exchange Commission) his identity and the commitments and arrangements under this Agreement.

         SECTION 3. NO OWNERSHIP INTEREST. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any of the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain in and belong to Stockholder, and except as may be provided in the Merger Agreement, Acquiror shall have no authority: (a) to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of DTN or of any of its subsidiaries; or (b) except as otherwise expressly provided herein, to exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares or the performance of his duties or responsibilities as a director, officer or stockholder of DTN.

         SECTION 4. AMENDMENT AND MODIFICATION. This Agreement may only be amended, modified or supplemented by
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a written instrument signed by Stockholder and Acquiror.

         SECTION 5. ENTIRE AGREEMENT. Except for the Merger Agreement, this Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth in this Agreement. This Agreement supersedes any agreement between DTN and Stockholder concerning the acquisition, disposition or control of the stock of DTN.

         SECTION 6. SEVERABILITY. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

         SECTION 7. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to the conflicts of laws rules.

         SECTION 8. CAPTIONS, COUNTERPARTS AND CONSTRUCTION. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders.

         SECTION 9. ASSIGNMENT; PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by the parties hereto, by operation of law or otherwise, without the prior written consent of the other party. Except as otherwise expressly provided herein, nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 10. TERMINATION. This Agreement shall terminate at the earlier of: (a) the termination of the Merger Agreement; or (b) March 3, 2000, but only if by such date either the Merger Agreement has not been executed by Acquiror and DTN or holders of greater than 50.1% of the outstanding DTN Common Stock have not entered into agreements substantially in the form of this Agreement with Acquiror.

         SECTION 11. LIMITATION OF PERSONAL LIABILITY. A copy of the Declaration of Trust of Stockholder is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of Stockholder as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of Stockholder individually but are binding only upon the assets and property of the series of Stockholder which is the owner of the Subject Shares.

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed as of the day and year first above written.

ACQUIROR:                                 STOCKHOLDER:

VS&A COMMUNICATIONS PARTNERS III, L.P.    ACORN INVESTMENT TRUST

By: VS&A EQUITIES III, LLC. its G.P.      By: /s/ Kenneth A. Kalina
                                          -----------------------------------
                                                     Signature

By: /s/ S. Gerard Benford                 Kenneth A. Kalina, Assistant Treasurer
   --------------------------------       --------------------------------------
      Name:  S. Gerard Benford                       Printed Name
      Title: Managing Member
                                          819,000 - Acorn Fund series
                                          --------------------------------------
                                          209,100 - Acorn USA series
                                          --------------------------------------
                                                Number of Subject Shares


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